Exhibit 99.1

Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606

Equity Commonwealth Announces

Third Quarter 2014 Results

Chicago, IL - [November 3, 2014] - Equity Commonwealth (NYSE: EQC) today announced financial results for the quarter ended September 30, 2014.

Funds from Operations, or FFO, available for common shareholders for the quarter ended September 30, 2014 was $207.2 million, or $1.61 per basic share and $1.59 per diluted share, compared to FFO for the quarter ended September 30, 2013 of $53.5 million, or $0.45 per basic and diluted share. FFO during the third quarter 2014 was positively impacted by EQC’s sale of its entire stake in Select Income REIT, or SIR, a publicly traded REIT, for $704.8 million. The sale generated a gain of $171.8 million, or $1.33 per basic share and $1.31 per diluted share.

Normalized FFO available for common shareholders for the quarter ended September 30, 2014, was $57.3 million, or $0.44 per basic and diluted share, compared to Normalized FFO for the quarter ended September 30, 2013 of $63.7 million, or $0.54 per basic and diluted share. In addition to other adjustments, Normalized FFO excludes the gain related to the sale of SIR.

Net income available for common shareholders was $149.8 million, or $1.16 per basic and diluted share, for the quarter ended September 30, 2014, compared to net loss available for common shareholders of $227.5 million, or $1.92 of net loss per basic and diluted share for the same period last year.

The increase in net income was largely driven by the gain on sale from SIR during the quarter ended September 30, 2014, and a loss on asset impairment of $124.3 million during the quarter ended September 30, 2013. The increase in net income was partially off-set by an increase in general and administrative, or G&A, expense of $21.7 million, which included a $13.6 million increase of shareholder litigation and transition costs and $6.5 million of cost overlap as we built out our internalized structure. The increases in shareholder litigation and transition costs, as well as the cost overlaps , stem from the consent solicitation that led to the replacement of Reit Management and Research, or RMR, with our own internal management team.

The weighted average number of common shares outstanding for the quarter ended September 30, 2014 was 128,880,196 basic and 131,243,445 diluted. The weighted average number of common shares outstanding basic and diluted for the quarter ended September 30, 2013, was 118,328,439.

The definitions and a reconciliation of FFO and Normalized FFO to net income attributable to Equity Commonwealth, determined in accordance with U.S. generally accepted accounting principles, or GAAP, are included at the end of this press release.

Operating Results:

As of September 30, 2014, EQC’s results for its consolidated and same property portfolio consisting of 156 properties and 42.9 million square feet were as follows:

•             The overall portfolio was 85.9% leased, compared to 86.7% as of June 30, 2014 and 86.8% as of September 30, 2013.

•             During the quarter, EQC entered into leases for 1,109,000 square feet, including lease renewals for 792,000 square feet and new leases for 317,000 square feet.

•             Cash rental rates on new and renewal leases were approximately 2.8% lower than prior cash rental rates for the same space.

•             GAAP rental rates on new and renewal leases were approximately 0.1% higher than prior GAAP rental rates for the same space.

•             Same property net operating income, or NOI increased 5.1% for the quarter ending September 30, 2014 and increased 0.1% for the nine months ending September 30, 2014, when compared to the same periods in 2013.

•             Same property cash net operating income, or Cash NOI increased 7.0% for the quarter ending September 30, 2014 and increased 3.1% for the nine months ending September 30, 2014, when compared to the same periods in 2013. The increase in same property NOI and Cash NOI reflects approximately $2.7 million in the third quarter and $6.7 million for the nine months ending September 30, 2014 from the settlement of litigation with a former tenant.

The definitions and a reconciliation of NOI and Cash NOI to net income, determined in accordance with GAAP, are included at the end of this press release. Same property NOI and same property Cash NOI include properties continuously owned from July 1, 2013 through September 30, 2014 for the quarter to date periods and properties continuously owned from January 1, 2013 through September 30, 2014 for the year to date periods. Same property NOI and same property Cash NOI also exclude amounts related to the settlement of outstanding assets and liabilities of previously-disposed properties that are reflected in our consolidated results.

Significant Events during the Third Quarter 2014:

•            On July 9, 2014, EQC sold its entire stake of 22.0 million common shares of SIR.  EQC received approximately $704.8 million in cash, or $32.04 per share, and recognized a gain of $171.8 million. As a result of the sale, EQC no longer holds any interest in SIR.

•            EQC repaid, at par, a total of $551.2 million of secured and unsecured debt, including principal amortization.

•            On August 5, 2014 EQC paid dividends of $0.8125 per series D preferred share and $0.90625 per series E preferred share.  These dividends included the accrued dividends for the periods from February 15, 2014 to May 14, 2014 and from May 15, 2014 to August 14, 2014.

•            At EQC’s annual meeting of shareholders held on July 31, 2014, EQC’s shareholders approved various amendments to EQC’s Declaration of Trust to, among other things, implement best-practice corporate governance improvements.

•            Also at the annual meeting, EQC’s shareholders approved the reimbursement to Related/Corvex a maximum of $33.5 million of expenses they incurred in connection with their consent solicitations to remove EQC’s prior Trustees and to elect a new slate of nominees to serve on EQC’s Board of Trustees. Approximately $16.7 million was paid in the third quarter 2014. The remaining payments in 2015 and 2016 are contingent on an average closing share price of at least $26.00 in each year.

•            On August 1, 2014, the company changed its name to Equity Commonwealth.  The common shares of the company began trading on the New York Stock Exchange under the new name and ticker symbol “EQC.”

•            On September 30, 2014, EQC terminated its external management agreements with RMR, with the exception of the existing Australian management agreement with RMR Australia which will remain in effect until December 31, 2015, unless earlier terminated. RMR has agreed to use best efforts to assist EQC in the transition of the company’s management and operations. EQC has agreed to pay RMR $1.2 million per month for transition services from October 1, 2014 to February 28, 2015.

•            EQC paid a $15.3 million incentive fee to RMR, of which $13.2 million had accrued through June 30, 2014, under the now-terminated business management agreement with RMR. The incentive fee relates to the business management agreement entered into prior to the election of the Company’s new Board of Trustees. There is no further incentive fee obligation to RMR.

Dividend Policy:

EQC has been evaluating its options regarding a sustainable common dividend policy that allows the company to focus on its long-term strategy of increasing shareholder returns by improving the value of its portfolio. EQC does not expect to make any further common dividend payments in 2014.

Subsequent Events:

On October 1, 2014, CBRE Group, Inc., or CBRE, assumed day-to-day property management responsibilities for EQC’s US properties.

EQC prepaid, at par, a $7.8 million mortgage loan encumbering 6200 Glenn Carlson Drive on October 31, 2014. EQC also issued a notice of redemption to call, at par, its $125 million 7.5% senior unsecured notes due 2019 on November 17, 2014.

Transition:

On October 1, 2014, EQC assumed responsibility for our company’s operations from RMR, the previous external advisor, and completed our move of the business to Chicago, IL. The transition included taking over and internalizing EQC’s corporate and business operations, and transferring property management from RMR to CBRE.

As a result of the transition, EQC expects to have incremental non-recurring G&A costs of approximately $5.5 million for the remainder of 2014, and roughly $6.5 million for the full-year 2015, excluding any of the remaining Related/Corvex expense reimbursement.

In 2015, $8.4 million of the Related/Corvex expenses will be reimbursed if the average closing price of our common shares is at least $26.00 during the one year period after July 31, 2014. Approximately $8.4 million will be reimbursed in 2016, if the average closing price of our common shares is at least $26.00 during the one year period after July 31, 2015. Of this $16.8 million potential future obligation, $7.0 million of expenses were accrued during the quarter ended 2014.

The company anticipates G&A costs will be approximately $61.5 million to $71.3 million in 2015. Within this estimate we anticipate recurring G&A expenses to be approximately $55 million, which excludes $6.5 million of expected non-recurring G&A costs related to the transition in 2015 and up to $9.8 million related to the potential Related/Corvex reimbursement, as described above.

Earnings Conference Call & Supplemental Data:

Equity Commonwealth will host a conference call on Tuesday, November 4, 2014, at 10:30 a.m. Central Standard Time to discuss third quarter 2014 results. The conference call will be available via live audio webcast on the Investor Relations section of the company’s website (www.eqcre.com). In addition, a replay of the audio webcast will be available on the Investor Relations section of the company’s website.

A copy of EQC’s Third Quarter 2014 Supplemental Operating and Financial Data is available for download at, www.eqcre.com.

Equity Commonwealth is an internally managed and self-advised REIT, which primarily owns office buildings located in central business districts and suburban locations across the country, with executive offices in Chicago, IL.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws, including, but not limited to, statements regarding potential payments to Related/Corvex, expected G&A costs and the Company’s dividend policy.  Any forward-looking statements contained in this press release are intended to be made pursuant to the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters.  You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement.  We do not guarantee that the transactions and events described will happen as described (or that they will happen at all).

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.  For a further discussion of these and other factors that could cause our future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Reports on Form 10-Q for subsequent quarters.

Contact:

Sarah Byrnes, Investor Relations

(312) 646-2801

www.eqcre.com

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

	September 30,	December 31,
	2014	2013
ASSETS
Real estate properties:
Land	$740,448	$699,135
Buildings and improvements	5,145,916	4,838,030
	5,886,364	5,537,165
Accumulated depreciation	(988,323)	(895,059)
	4,898,041	4,642,106
Properties held for sale	—	573,531
Acquired real estate leases, net	212,584	255,812
Equity investments	—	517,991
Cash and cash equivalents	597,405	222,449
Restricted cash	15,554	22,101
Rents receivable, net of allowance for doubtful accounts of $7,013 and $7,885, respectively	238,207	223,769
Other assets, net	209,005	188,675
Total assets	$6,170,796	$6,646,434

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving credit facility	$—	$235,000
Senior unsecured debt, net	1,823,182	1,855,900
Mortgage notes payable, net	619,760	914,510
Liabilities related to properties held for sale	—	28,734
Accounts payable and accrued expenses	163,075	165,855
Assumed real estate lease obligations, net	28,950	33,935
Rent collected in advance	26,197	27,553
Security deposits	13,648	11,976
Distributions payable	6,981	—
Due to related persons	—	9,385
Total liabilities	2,681,793	3,282,848

Shareholders’ equity:
Preferred shares of beneficial interest, $0.01 par value: 50,000,000 shares authorized;
Series D preferred shares; 6 1/2% cumulative convertible; 4,915,497 and 15,180,000 shares issued and outstanding, respectively, aggregate liquidation preference of $122,887 and $379,500, respectively	$119,266	$368,270
Series E preferred shares; 7 1/4% cumulative redeemable on or after May 15, 2016; 11,000,000 shares issued and outstanding, aggregate liquidation preference $275,000	265,391	265,391
Common shares of beneficial interest, $0.01 par value:
350,000,000 shares authorized; 128,893,552 and 118,386,918 shares issued and outstanding, respectively	1,289	1,184
Additional paid in capital	4,484,552	4,213,474
Cumulative net income	2,392,413	2,209,840
Cumulative other comprehensive loss	(39,765)	(38,331)
Cumulative common distributions	(3,111,868)	(3,082,271)
Cumulative preferred distributions	(622,275)	(573,971)
Total shareholders’ equity	3,489,003	3,363,586
Total liabilities and shareholders’ equity	$6,170,796	$6,646,434

Condensed Consolidated Statements of Operations

(amounts in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues
Rental income (1)	$174,216	$170,908	$518,663	$592,221
Tenant reimbursements and other income	42,379	43,293	130,386	146,780
Total revenues	216,595	214,201	649,049	739,001

Expenses
Operating expenses	99,392	102,350	293,824	310,585
Depreciation and amortization	57,213	56,465	168,693	182,494
General and administrative	47,450	25,742	96,395	63,454
Loss on asset impairment	—	124,253	17,922	124,253
Acquisition related costs	—	(436)	5	337
Total expenses	204,055	308,374	576,839	681,123

Operating income (loss)	12,540	(94,173)	72,210	57,878

Interest and other income	406	227	1,071	931
Interest expense (including net amortization of debt discounts, premiums and deferred financing fees of $(91), $(608), $(700), and $265, respectively)	(35,245)	(39,236)	(111,079)	(134,452)
Gain (loss) on early extinguishment of debt	6,699	—	6,699	(60,027)
Gain on sale of equity investments	171,754	—	171,721	66,293
Gain on issuance of shares by an equity investee	—	—	17,020	—
Income (loss) from continuing operations before income tax expense and equity in earnings of investees	156,154	(133,182)	157,642	(69,377)
Income tax expense	(703)	(785)	(2,166)	(2,527)
Equity in earnings of investees	1,072	10,492	24,460	14,913
Income (loss) from continuing operations	156,523	(123,475)	179,936	(56,991)
Discontinued operations:
Income from discontinued operations (1)	95	95	8,220	1,732
Gain (loss) on asset impairment from discontinued operations	122	(92,827)	(2,238)	(101,362)
Loss on early extinguishment of debt from discontinued operations	—	—	(3,345)	—
Net gain on sale of properties from discontinued operations	—	—	—	3,359
Income (loss) before gain on sale of properties	156,740	(216,207)	182,573	(153,262)
Gain on sale of properties	—	—	—	1,596
Net income (loss)	156,740	(216,207)	182,573	(151,666)
Net income attributable to noncontrolling interest in consolidated subsidiary	—	(108)	—	(20,093)
Net income (loss) attributable to Equity Commonwealth	156,740	(216,315)	182,573	(171,759)
Preferred distributions	(6,981)	(11,151)	(25,114)	(33,453)
Distribution on conversion of preferred shares	—	—	(16,205)	—
Net income (loss) available for EQC common shareholders	$149,759	$(227,466)	$141,254	$(205,212)

Amounts available for EQC common shareholders:
Income (loss) from continuing operations	$149,542	$(134,734)	$138,617	$(108,941)
Income from discontinued operations	95	95	8,220	1,732
Gain (loss) on asset impairment from discontinued operations	122	(92,827)	(2,238)	(101,362)
Loss on early extinguishment of debt from discontinued operations	—	—	(3,345)	—
Net gain on sale of properties from discontinued operations	—	—	—	3,359
Net income (loss)	$149,759	$(227,466)	$141,254	$(205,212)

Weighted average common shares outstanding - basic (2)	128,880	118,328	123,736	110,353
Weighted average common shares outstanding - diluted (2)	131,243	118,328	123,736	110,353

Basic and diluted earnings per common share available for EQC common shareholders (2):
Income (loss) from continuing operations	$1.16	$(1.14)	$1.12	$(0.99)
Income (loss) from discontinued operations	$—	$(0.78)	$0.02	$(0.87)
Net income (loss)	$1.16	$(1.92)	$1.14	$(1.86)

(1)         We report rental income on a straight line basis over the terms of the respective leases; rental income and income from discontinued operations include non-cash straight line rent adjustments. Rental income and income from discontinued operations also include non-cash amortization of intangible lease assets and liabilities.

(2)          As of September 30, 2014, we had 4,915 series D preferred shares outstanding that were convertible into 2,363 of our common shares, which for earnings per common share available for EQC common shareholders is dilutive for the three months ended September 30, 2014, and anti-dilutive for all other periods presented.

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Calculation of Funds from Operations (FFO) and Normalized FFO

(amounts in thousands, except per share data)

		For the Three Months Ended		For the Nine Months Ended
		September 30,		September 30,
		2014	2013	2014	2013
Calculation of FFO
Net income (loss) attributable to Equity Commonwealth		$156,740	$(216,315)	$182,573	$(171,759)
Plus:	Depreciation and amortization from continuing operations	57,213	56,465	168,693	182,494
	Depreciation and amortization from discontinued operations	—	3,842	—	11,725
	Loss on asset impairment from continuing operations	—	124,253	17,922	124,253
	(Gain) loss on asset impairment from discontinued operations	(122)	92,827	2,238	101,362
	FFO from equity investees	1,456	14,095	33,007	18,996
	Net income attributable to noncontrolling interest	—	108	—	20,093
Less:	FFO attributable to noncontrolling interest	—	(142)	—	(26,270)
	Gain on sale of properties	—	—	—	(1,596)
	Net gain on sale of properties from discontinued operations	—	—	—	(3,359)
	Equity in earnings of investees	(1,072)	(10,492)	(24,460)	(14,913)
FFO attributable to Equity Commonwealth		214,215	64,641	379,973	241,026
Less:	Preferred distributions	(6,981)	(11,151)	(25,114)	(33,453)
FFO available for EQC common shareholders		$207,234	$53,490	$354,859	$207,573

Calculation of Normalized FFO
FFO available for EQC common shareholders		$207,234	$53,490	$354,859	$207,573
Recurring adjustments:
	Lease value amortization from continuing operations	2,099	2,443	8,517	7,865
	Lease value amortization from discontinued operations	—	(187)	—	(649)
	Straight line rent from continuing operations	(3,197)	(6,536)	(10,172)	(26,280)
	Straight line rent from discontinued operations	—	278	(226)	224
	(Gain) loss on early extinguishment of debt from continuing operations	(6,699)	—	(6,699)	60,027
	Loss on early extinguishment of debt from discontinued operations	—	—	3,345	—
	Minimum cash rent from direct financing lease (1)	2,032	2,031	6,096	6,093
	Gain on sale of equity investments	(171,754)	—	(171,721)	(66,293)
	Gain on issuance of shares by an equity investee	—	—	(17,020)	—
	Interest earned from direct financing lease	(186)	(272)	(623)	(877)
	Normalized FFO from equity investees, net of FFO	—	(1,349)	(3,353)	(1,445)
	Normalized FFO from noncontrolling interest, net of FFO	—	20	—	1,987
Other items which affect comparability:
	Shareholder litigation and transition related expenses	27,777	14,224	36,582	23,399
	Acquisition related costs from continuing operations	—	(436)	5	337
Normalized FFO available for EQC common shareholders		$57,306	$63,706	$199,590	$211,961

Weighted average common shares outstanding - basic		128,880	118,328	123,736	110,353
Weighted average common shares outstanding - diluted (2)		131,243	118,328	123,736	110,353
FFO available for EQC common shareholders per share - basic		$1.61	$0.45	$2.87	$1.88
FFO available for EQC common shareholders per share - diluted (2)		$1.59	$0.45	$2.87	$1.88
Normalized FFO available for EQC common shareholders per share - basic and diluted (2)		$0.44	$0.54	$1.61	$1.92

(1)          Contractual cash payments from one tenant at Arizona Center for 2014 is approximately $8,098 and will decrease to approximately $226 of rent in 2016, excluding variable management fees and reimbursements. Our calculation of Normalized FFO reflects the cash payments received from this tenant. The terms of this tenant's lease require us to classify the lease as a direct financing (or capital) lease, and as such, the revenue recognized on a GAAP basis within our condensed consolidated statements of operations is de minimis. This direct financing lease has an expiration date in 2045.

(2)          As of September 30, 2014, we had 4,915 series D preferred shares outstanding that were convertible into 2,363 of our common shares, which for FFO per common share, were dilutive for the three months ended September 30, 2014 and anti-dilutive for all other periods presented.  The series D preferred shares outstanding were anti-dilutive for all periods presented with respect to Normalized FFO.

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT).  NAREIT defines FFO as net income (loss), calculated in accordance with GAAP, excluding real estate depreciation and amortization, gains (or losses) from sales of depreciable property, impairment of depreciable real estate, and our portion of these items related to equity investees and noncontrolling interests.  Normalized FFO begins with FFO and excludes lease value amortization, straight line rent, gains and losses on early extinguishment of debt, gains and losses on the sale of equity investments, gains and losses on the issuance of shares by an equity investee, shareholder litigation and transition-related expenses, acquisition related costs, interest earned from direct financing lease, and our portion of these items related to equity investees and noncontrolling interests.  Normalized FFO also includes the minimum cash rent from direct financing lease. We consider FFO and Normalized FFO to be appropriate measures of operating performance for a REIT, along with net income, net income attributable to Equity Commonwealth, net income available for EQC common shareholders, operating income and cash flow from operating activities.

We believe that FFO and Normalized FFO provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO and Normalized FFO may facilitate a comparison of our operating performance between periods and with other REITs.  FFO and Normalized FFO are among the factors considered by our Board of Trustees when determining the amount of distributions to our shareholders.  FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income, net income attributable to Equity Commonwealth, net income available for EQC common shareholders, operating income or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs.  These measures should be considered in conjunction with net income, net income attributable to Equity Commonwealth, net income available for EQC common shareholders, operating income and cash flow from operating activities as presented in our condensed consolidated statements of operations, condensed consolidated statements of comprehensive income (loss) and condensed consolidated statements of cash flows.  Other REITs and real estate companies may calculate FFO and Normalized FFO differently than we do.

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Calculation of Property Net Operating Income (NOI)

(amounts in thousands)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Calculation of NOI and Cash Basis NOI (1):
Rental income	$174,216	$170,908	$518,663	$592,221
Tenant reimbursements and other income	42,379	43,293	130,386	146,780
Operating expenses	(99,392)	(102,350)	(293,824)	(310,585)
NOI	117,203	111,851	355,225	428,416
Straight line rent adjustments	(3,197)	(6,536)	(10,172)	(26,280)
Lease value amortization	2,099	2,443	8,517	7,865
Lease termination fees	(1,534)	(412)	(3,272)	(1,723)
Cash Basis NOI	$114,571	$107,346	$350,298	$408,278

Reconciliation of Cash Basis NOI to GAAP Operating Income (Loss)
Cash Basis NOI	$114,571	$107,346	$350,298	$408,278
Straight line rent adjustments	3,197	6,536	10,172	26,280
Lease value amortization	(2,099)	(2,443)	(8,517)	(7,865)
Lease termination fees	1,534	412	3,272	1,723
NOI	117,203	111,851	355,225	428,416
Depreciation and amortization	(57,213)	(56,465)	(168,693)	(182,494)
General and administrative	(47,450)	(25,742)	(96,395)	(63,454)
Loss on asset impairment	—	(124,253)	(17,922)	(124,253)
Acquisition related costs	—	436	(5)	(337)
Operating Income (Loss)	$12,540	$(94,173)	$72,210	$57,878

(1)         Excludes properties classified as discontinued operations for the period ended September 30, 2014.

We define NOI as income from our real estate including lease termination fees received from tenants less our property operating expenses, which expenses include property marketing costs.  NOI excludes amortization of capitalized tenant improvement costs and leasing commissions.  We define Cash Basis NOI as NOI less non cash straight line rent adjustments, lease value amortization and lease termination fees.  Same property NOI and same property cash basis NOI include properties continuously owned from July 1, 2013 through September 30, 2014 for the quarter to date periods and properties continuously owned from January 1, 2013 through September 30, 2014 for the year to date periods. Same property NOI and same property cash basis NOI also exclude amounts related to the settlement of outstanding assets and liabilities of previously-disposed properties that are reflected in our consolidated results.

We consider NOI and Cash Basis NOI to be appropriate supplemental measures to net income because they may help both investors and management to understand the operations of our properties.  We use NOI and Cash Basis NOI internally to evaluate individual, regional and combined property level performance, and we believe that NOI and Cash Basis NOI provide useful information to investors regarding our results of operations because they reflect only those income and expense items that are incurred at the property level and may facilitate comparisons of our operating performance between periods and with other REITs.  The calculations of NOI and Cash Basis NOI exclude certain components of net income in order to provide results that are more closely related to our properties’ results of operations.  NOI and Cash Basis NOI do not represent cash generated by operating activities in accordance with GAAP, and should not be considered as alternatives to net income, net income attributable to Equity Commonwealth, net income available for EQC common shareholders, operating income or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs.  These measures should be considered in conjunction with net income, net income attributable to Equity Commonwealth, net income available for EQC common shareholders, operating income and cash flow from operating activities as presented in our condensed consolidated statements of operations, condensed consolidated statements of comprehensive income (loss) and condensed consolidated statements of cash flows.  Other REITs and real estate companies may calculate NOI and Cash Basis NOI differently than we do.

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